                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            RMH Teleservices, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                    [LOGO]

                            RMH TELESERVICES, INC.
                               40 Morris Avenue
                              Bryn Mawr, PA 19010

                   Notice of Annual Meeting of Shareholders
                            to Be Held on Wednesday
                               February 28, 2001

To the Shareholders:

  The Annual Meeting of Shareholders of RMH Teleservices, Inc. (the "Company") will be held at 10:00 AM on Wednesday, February 28, 2001 at The Gregg Conference Center at The American College, 270 South Bryn Mawr Avenue, Bryn Mawr, Pennsylvania 19010 for the following purposes:

  1. To elect two directors who shall hold office until the 2004 Annual Meeting of Shareholders.

  2. To ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 30, 2001.

  3. To approve the RMH Teleservices, Inc. 2001 Stock Award Plan.

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on January 26, 2001 will be entitled to notice of, and to vote at, the meeting and any adjournment or adjournments thereof. This notice, the Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about January 29, 2001.

  Information concerning the matters to be acted upon at the meeting is set forth in the accompanying Proxy Statement.

  All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she returned a proxy. In any event, you remain entitled to revoke your proxy at any time before it is exercised. A copy of the Company's Annual Report is also enclosed.

                                          Sincerely,


                                          Michael J. Scharff
                                          Secretary

Bryn Mawr, Pennsylvania
January 29, 2001

                            RMH TELESERVICES, INC.
                               40 Morris Avenue
                         Bryn Mawr, Pennsylvania 19010

                               ----------------

                                PROXY STATEMENT

                               ----------------

                SOLICITATION OF PROXY, REVOCABILITY AND VOTING

General

  The enclosed proxy is solicited on behalf of the Board of Directors of RMH Teleservices, Inc., a Pennsylvania corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Meeting") to be held at The Gregg Conference Center at The American College, 270 South Bryn Mawr Avenue, Bryn Mawr, Pennsylvania 19010 at 10:00 AM on Wednesday, February 28, 2001. Only shareholders of record on January 26, 2001 will be entitled to notice of, and to vote at, the Meeting. Each share of the Company's common stock, without par value (the "Common Stock"), outstanding on the record date is entitled to one vote on each matter to be considered.

  This Proxy Statement, the foregoing notice and the accompanying proxy are first being mailed to shareholders on or about January 29, 2001.

  The Board of Directors of the Company (the "Board") does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominees of the Board in the election of two directors each of whose term of office will extend until the 2004 Annual Meeting of Shareholders and until his successor is duly elected and qualified, "FOR" the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year ending September 30, 2001 ("Fiscal 2001") and "FOR" the approval of the RMH Teleservices, Inc. 2001 Stock Award Plan.

  Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

Quorum And Voting

  At the close of business on January 26, 2001, the record date, the Company had outstanding 8,445,000 shares of Common Stock.

  The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on each matter to be voted upon at the Meeting will constitute a quorum as to each such matter. In the event that the Meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned Meeting, although less than a quorum as described in the preceding sentence, shall constitute a quorum for the purpose of acting upon any matter set forth in the foregoing notice.

  In the election of directors, the two nominees receiving a plurality of the votes cast at the Meeting shall be elected. Approval of all other proposals to be submitted to shareholders in accordance with the foregoing notice of the Meeting and as set forth in this Proxy Statement requires the affirmative vote of a majority of the votes cast at the Meeting by holders of shares entitled to vote thereon. For purposes of determining the number of votes cast with respect to the proposal to ratify the selection of independent public accountants and the proposal to approve the RMH Teleservices, Inc. 2001 Stock Award Plan, only those cast "FOR" or "AGAINST" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Meeting. In the election of directors, shareholders shall not have cumulative voting rights.

Solicitation

  The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. The solicitation of proxies will be made by the use of the mails and through direct communication with certain shareholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor. The Company has engaged StockTrans, Inc., the registrar and transfer agent for the Common Stock, to solicit proxies and distribute materials to brokerage houses, banks, custodians and other nominee holders. The Company will pay StockTrans, Inc. approximately $3,000 for these services.

                              SECURITY OWNERSHIP

  The following table shows information concerning the beneficial ownership of the Common Stock as of January 24, 2001 by (i) each director and nominee, (ii) each Named Executive Officer (as defined below) of the Company, (iii) all directors and executive officers as a group, and (iv) each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission ("SEC") and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power as well as any shares which the person has the right to acquire within 60 days after January 24, 2001 through the exercise of any stock option or otherwise.

                                               Number of Shares      Percent of
   Executive Officers, Directors and           of Common Stock      Common Stock
           Beneficial Owners                  Beneficially Owned Beneficially Owned
   ---------------------------------          ------------------ ------------------
Ronald L. Jensen(1).........................        500,000             5.92
Gladys M. Jensen(1).........................        500,000             5.92
Jeffrey J. Jensen(1)(2).....................        755,956             8.95
Jami J. Jensen(1)...........................        673,500             7.98
Julie J. Jensen(1)..........................        673,500             7.98
Janet J. Jensen(1)..........................        673,500             7.98
James J. Jensen(1)..........................        673,500             7.98
John A. Fellows(3)..........................        253,815             2.99
Noah S. Asher(4)............................         44,000               *
Michael J. Scharff(5).......................         47,000               *
Robert M. Berwanger(6)......................         76,500               *
Paul J. Burkitt(7)..........................         32,000               *
Paul W. Little(8)...........................         10,000               *
Herbert Kurtz(9)............................         15,000               *
David P. Madigan............................              0               *
Gregory Lakin(10)...........................          2,000               *
All Executive Officers and Directors as a
 Group
 (10 persons)(1)(2)(3)(4)(5)(6)(7)(8)(9)(10).     1,236,271            14.23

--------
 * Less than 1%

(1) The address of each of the aforementioned individuals is 2121 Precinct Line Road, Hurst, Texas, 76054.

(2) Includes 2,000 shares issuable pursuant to options exercisable within 60 days of January 24, 2001.

(3) Includes 50,000 shares issuable pursuant to options exercisable within 60 days of January 24, 2001.

(4) Includes 30,000 shares issuable pursuant to options exercisable within 60 days of January 24, 2001. Mr. Asher resigned from the Company effective January 19, 2001.

(5) Includes 45,000 shares issuable pursuant to options exercisable within 60 days of January 24, 2001. Also includes 2,000 shares of common stock held by a joint trust with rights of survivorship for the benefit of Mr. Scharff and his wife, Nancy C. Scharff.

(6) Includes 60,000 shares issuable pursuant to options exercisable within 60 days of January 24, 2001.

(7) Includes 30,000 shares issuable pursuant to options exercisable within 60 days of January 24, 2001.

(8) Includes 10,000 shares issuable pursuant to options exercisable within 60 days of January 24, 2001.

(9) Includes 15,000 shares issuable pursuant to options exercisable within 60 days of January 24, 2001.

(10) Includes 2,000 shares issuable pursuant to options exercisable within 60 days of January 24, 2001.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

The Board of Directors

  The bylaws of the Company provide for the Board to consist of three classes, with each class being as equal in number as possible. At each annual meeting of shareholders, directors are elected for a full term of three years to succeed directors whose terms are expiring. The Board has nominated Herbert Kurtz and Gregory Lakin to serve as directors until their respective successors in office have been duly qualified and elected. Messrs. Kurtz and Lakin currently serve as directors and have indicated a willingness to continue to serve as directors. In the event that Mr. Kurtz and Mr. Lakin become unavailable to accept nomination or election as a director, the persons named in the enclosed proxy will vote the shares which they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors.

  Proxies for holders of Common Stock executed on the enclosed form will be voted, in the absence of other instructions, "FOR" the election of Mr. Kurtz and Mr. Lakin.

  Set forth below, with respect to each nominee for director and each director continuing in office, is the name and age of such nominee or director, the time period during which he or she has served as a director of the Company and his or her principal occupation or employment and business affiliations at present and during the past five years.

Nominees For Terms Expiring in 2004

  HERBERT KURTZ, age 74, became a director of the Company in September 1996. Mr. Kurtz was elected Chairman of the Board in February 1999. Since January 1997, Mr. Kurtz has held the position of Administrator with Cynwyd Investments, a real estate management and development firm.

  GREGORY LAKIN, age 57, became a director of the Company in April 2000. Mr. Lakin is a designee of certain shareholders of the Company as successors to R-T Investors, LLC, pursuant to the terms of a Shareholder Agreement between the Company and R-T Investors, LLC, which is described further under the caption "Certain Relationships and Related Transactions." Mr. Lakin currently serves as Managing Partner of The Lakin Group, Inc., a provider of staffing and recruiting services. The Lakin Group acquired certain assets from eJobs, Inc. in November 2000. Mr. Lakin was Regional President, General Manager and a director of eJobs, Inc., until it sold certain assets to The Lakin Group, Inc. in November 2000. Prior to joining eJobs, Inc., from 1996 through 1998, Mr. Lakin was President and General Manager for the Dallas Professional Services Division of Inacom Corp., a channel assembling company. From 1994 to 1996, Mr. Lakin was a principal in the telecommunications practice group of A.T. Kearney, Inc., a management consulting firm.

  The Board recommends a vote FOR the nominees listed above.

Directors Continuing in Office

 Term Expiring 2003

  DAVID P. MADIGAN, age 61, became a director of the Company in September 1996. Since June 2000, Mr. Madigan has been a self-employed consultant to the insurance industry. From September 1999 to June 2000, Mr. Madigan served as Senior Vice President of AIG Marketing, Inc. From October 1994 to September 1999, Mr. Madigan served as Senior Vice President and Chief Operations Officer of Personal Lines Direct Marketing Operations for CNA Insurance Companies.

  JEFFREY J. JENSEN, age 41, became a director of the Company in April 2000. Mr. Jensen is a designee of certain shareholders of the company as successors to R-T Investors, LLC, pursuant to the terms of a Shareholder Agreement between the Company and R-T Investors, LLC, which is described further under the caption "Certain Relationships and Related Transactions." He has been the President and owner of Specialized

Association Services, Ltd., which provides a full complement of marketing and administrative services to regional and national trade associations, for more than five years. Between 1996 and July 1998, Specialized Association Services was known as CORE Marketing, Inc. and provided direct mail and telemarketing facilities in addition to its other activities. Mr. Jensen has also been the President of United Group Service Centers, Inc., an employee leasing company, since January 2000, and prior to that was its Vice President for more than five years. Mr. Jensen is a director of NetLojix Communications, Inc.

 Term Expiring in 2002

  JOHN A. FELLOWS, age 36, joined the Company as Chief Executive Officer in September 1998 and was elected to the Board in December 1998. Prior to joining the Company, Mr. Fellows was President of Telequest Teleservices, an Arlington, Texas based teleservices company, from April 1997 to August 1998. From April 1993 to April 1997, Mr. Fellows was employed by Paging Network, Inc. ("PageNet"), a wireless messaging company. During his four-year tenure with PageNet, Mr. Fellows served as Vice President and General Manager.

Meetings of The Board of Directors And Committees

  The Board held a total of four meetings during the fiscal year ended September 30, 2000 ("Fiscal 2000"). In addition, the Board adopted resolutions by unanimous consent six times during Fiscal 2000. During Fiscal 2000, each member of the Board attended at least 75% of the meetings of the Board and committees of the Board held during the period for which he was a director.

  The Board has an Audit Committee, a Compensation Committee and an Administrative Committee.

  The Audit Committee of the Board presently consists of Messrs. Kurtz, Madigan and Jensen. It held four meetings during Fiscal 2000. The Audit Committee recommends the engagement of the Company's independent public accountants and is primarily responsible for approving the services performed by the Company's independent public accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

  The Compensation Committee of the Board presently consists of Messrs. Kurtz, Madigan, Jensen and Lakin. It held two meetings during Fiscal 2000. The Compensation Committee reviews and recommends compensation and compensation changes for executives of the Company and members of the Board.

  The Administrative Committee of the Board is a subcommittee of the Compensation Committee and is responsible for granting options to purchase Common Stock under the 1996 Stock Incentive Plan, as amended, (the "1996 Stock Incentive Plan") to all participants in the 1996 Stock Incentive Plan other than the non-employee members of the Board. The Administrative Committee is also responsible for granting Awards to the participants in the RMH Teleservices, Inc. 2001 Stock Award Plan described in Proposal 3 of this Proxy Statement. It presently consists of Messrs. Madigan and Kurtz. It adopted resolutions by unanimous consent six times during Fiscal 2000.

  There are no other standing committees of the Board.

Compensation of Directors

  The Company's directors, other than Messrs. Kurtz and Fellows, are entitled to receive a fee of $2,500 for attendance at each quarterly meeting and a fee of $750 for attendance at each special meeting of the Board. While in office, each director, other than Messrs. Kurtz and Fellows, will be awarded options to purchase 2,000 shares of Common Stock during each fiscal year. Mr. Kurtz is entitled to receive an annual fee of $40,000 and options to purchase 4,000 shares of Common Stock during each fiscal year for his service as Chairman of the Board and his participation on the Audit Committee, Compensation Committee and Administrative Committee.

                                  PROPOSAL 2

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board has selected Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for Fiscal 2001 and recommends that the shareholders vote for ratification of such appointment. If the shareholders do not ratify this appointment, the Board will reconsider its selection. A representative of Arthur Andersen LLP is expected to be present at the Meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

  The Board recommends a vote FOR Proposal 2.

                                  PROPOSAL 3

         APPROVAL OF THE RMH TELESERVICES, INC. 2001 STOCK AWARD PLAN

General

  The Board of Directors adopted, subject to shareholder approval, and now recommends for approval by the shareholders, a new restricted stock plan, designated as the 2001 Stock Award Plan (the "Plan"). The following is a brief summary of the Plan. This summary is qualified in all respects by the text of the Plan, a copy of which is attached hereto as Appendix A.

  Under the Plan, the Company, by action of the Administrative Committee of the Board (the "Committee"), which acts as administrator of the Plan, may make grants of shares ("Awards"), which may or may not be subject to restrictions, to certain participants.

Purpose of the Plan

  The purpose of the Plan is to advance the interests of the Company, its shareholders and its Affiliates by permitting selected employees, upon whom the Company's sustained growth and financial success depend, to acquire or increase their proprietary interest in the Company through issuances of Common Stock.

Amount of Common Stock Subject to Options and Grants of Restricted Shares Under the Plan

  The Plan provides for the grant of Awards covering an aggregate of 420,000 shares of Common Stock assuming approval of the Plan by the shareholders. The number of shares of Common Stock which may be granted under the Plan is subject to adjustment to reflect changes in the Company's capitalization. Any shares that are forfeited under the terms of the Plan will become available for the grant of new Awards.

Administration of the Plan

  The Plan is administered by the Committee, which has discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, to make all other determinations necessary or appropriate for the administration of the Plan, and to determine the terms and conditions applicable to any Awards granted under the Plan. The Committee's determinations, interpretations and constructions are final and conclusive.

Terms of Awards

  Following the adoption of the Plan by the Board, the Committee determined to make certain Awards (listed below), subject to the following terms and conditions: Each Award granted will vest in three, equal one-year installments, with the first such installment being vested as of the last day of the one-year period commencing on the date of grant. The Awards are also subject to limitations which prohibits the sale, assignment, transfer, pledge or other encumbrance of the Common Stock subject to the portion of the Award that has not become vested. The grantees of the Awards will have the same rights as an owner of Common Stock, including the right to receive cash distributions and to vote the Common Stock. The terms of each Award under the Plan, including the Awards described in this paragraph, are subject to the power of the Committee to amend or terminate the Plan or the grants made thereunder in accordance with the terms of the Plan. In the event a recipient of an Award makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), as described below, the Company may, at the discretion of the Committee, make a loan on commercially reasonable terms to provide funds to such Award recipient for all or a portion of the tax liability triggered as a result of such election.

Participants

  The Committee has the discretion to make Awards to any person who is an employee of the Company or an Affiliate (as defined in the Plan) (a "Grantee"). As noted above, the Committee, in its discretion, has determined to make the Awards indicated below, which will be effective on the first business day following the filing of a registration statement on Form S-8 registering the Common Stock subject to the Awards and will be subject to the approval of the Plan by the shareholders. The Awards indicated below are subject to forfeiture if the Plan is not approved by the shareholders.

                               NEW PLAN BENEFITS

                 RMH TELESERVICES, INC. 2001 STOCK AWARD PLAN

                                                             Dollar     Number
        Name and Position                                  Value($)(1) Of Shares
        -----------------                                  ----------- ---------
John A. Fellows...........................................    475,000   100,000
 Chief Executive Officer

Robert Berwanger..........................................    237,500    50,000
 Executive Vice President and Chief Operating Officer

Paul J. Burkitt...........................................    237,500    50,000
 Senior Vice President-Sales and Marketing

Paul W. Little............................................    237,500    50,000
 Senior Vice President of Human Resources

Michael J. Scharff........................................    237,500    50,000
 Executive Vice President, Secretary and Treasurer

Executive Group...........................................  1,662,500   350,000

Non-Executive Officer Employee Group......................  1,995,000   420,000

--------
(1) Assumes that each Award was made effective on January 23, 2001. The stated Dollar Value of an Award to a Grantee is based upon the closing price of the Company's Common Stock on the Nasdaq Stock Market's National Market on January 23, 2001.

Conditions of Forfeiture

  The Committee has the discretion to specify in the agreements governing the terms of Awards granted under the Plan (each, an "Award Agreement") the conditions under which the recipient of such Award may be required to forfeit the shares of Common Stock covered by such Award either upon termination of the recipient's employment or otherwise. The Awards granted by the Committee provide for a forfeiture of the portion of the Award that is not vested as of the date the recipient's employment is terminated.

Amendment and Termination of the Plan

  The Board may at any time and from time to time amend or terminate the Plan, but may not, without the approval of the shareholders of the Company representing a majority of the voting power within twelve months before or after such action, increase the maximum number of shares subject to Awards that may be granted under the Plan, or provide to any Grantee materially greater rights than may be granted under the Plan without regard to such amendment.

  The Committee, in its sole discretion, may amend the Plan and any outstanding Award to qualify for an exemption from potential liability under
Section 16(b) of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Change of Control

  In the event of a change of control, any outstanding Awards will become vested immediately, and will be subject to no further restrictions or conditions, except such restrictions or conditions as may be required by law. A change of control occurs if events occur which constitute a change of control as that term is defined in the 1996 Stock Incentive Plan. Set out below is a brief summary of the events which may constitute a change of control under the 1996 Stock Incentive Plan:

  . More than 30% of the voting power of the Company's outstanding securities comes to be owned, directly or indirectly, by any person other than certain entities or persons affiliated with the Company.

  . There is a change in the membership of the Board during any two year period such that the members of the Board at the beginning of the period cease to constitute at least a majority of the Board (but treating new Board members who were approved by at least two-thirds of the Board as though they were members as of the beginning of the two-year period).

  . There is approval of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all of the Company's assets.

  . The Board determines that there was any other event that should be treated for these purposes as a change of control.

Effective Date and Term of the Plan

  The Plan was adopted effective as of January 16, 2001. The Plan will terminate upon such date as chosen by the Board, in its sole discretion. Upon termination of the Plan, no additional Awards may be made; however, all Awards then outstanding will continue pursuant to their terms.

Withholding

  The Company and its Affiliates (as defined in the Plan) shall have the right to require Grantees to remit or otherwise make available to the Company or Affiliate an amount sufficient to satisfy any applicable federal, state, or withholding tax requirements prior to the delivery or transfer of any certificate or certificates for Shares issued pursuant to an Award, and to take any action necessary to protect its own interests with respect to tax liabilities. All obligations of the Company under the Plan are conditioned upon the Grantee's compliance with any withholding requirement to the Company's satisfaction.

Certain Federal Income Tax Consequences

  The Plan is not intended to qualify for favorable tax treatment under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is not subject to the provisions of such Section.

  Recipients of Awards under the Plan may or may not be subject to restrictions during a vesting period established with respect to the Award. If an Award is fully vested as of the date it is granted, the excess of the value of the shares transferred pursuant to the Award over the amount, if any, that the recipient is required to pay for the shares is treated as ordinary compensation income to the recipient, and will be a deductible compensation expense to the Company (subject to limitations on deductibility generally applicable to compensation payments). If the Award is subject to restrictions during a vesting period that are properly treated as constituting a "substantial risk of forfeiture" for federal income tax purposes, the recipient of an Award will generally include in his or her taxable income for federal income tax purposes the value of the shares as of the dates the shares become vested. This income will be treated as ordinary compensation income in determining his or her tax liability for the relevant year (as explained below).

  In general, if property is transferred to an individual in connection with arrangements related to compensation for services provided by that individual, the excess of the fair market value of the property transferred over the purchase price paid for the property, if any, is treated as taxable compensation income (that is taxed as additional ordinary income). In the case of an Award granted for no purchase price, the full value of the shares transferred will be treated as compensation income of the grantee. This income must be recognized, absent an election under Section 83(b) of the Code, as explained below, at the time the shares cease to be subject to a "substantial risk of forfeiture."

  If shares transferred pursuant to an Award are subject to forfeiture on, for example, a termination of employment of the recipient prior to the date the shares "vest," that forfeiture possibility would normally be treated as constituting a substantial risk of forfeiture for these purposes. The recipient of such an Award would normally recognize the value of the shares granted as they become vested, taking into account the value not as of the date the Award was granted, but as of the vesting date of the shares. On a sale of the shares, the Award recipient would calculate his or her capital gain or loss by reference to the value of the shares on the vesting date, and would determine the character of the gain or loss as long or short term by measuring the holding period starting as of the vesting date.

  The recipient of an Award that is subject to vesting may, however, make an election under Section 83(b) of the Code. Such an election will cause the recipient to recognize an amount of ordinary income equal to the fair market value of the shares transferred as of the date the Award is granted (rather than as of the vesting date), and on a subsequent sale of those shares, the holding period would also be calculated by reference to the grant date rather than the vesting date. If the shares are subsequently forfeited, the employee will not be able to claim a loss under applicable tax rules (which only permit recognition of a loss if there has been a purchase price paid for the shares, and only to the extent of such purchase price).

  To make an election under Section 83(b) of the Code, a recipient of an Award that is subject to vesting must file the election no later than 30 days after the date of the Award. This is done by filing a written statement with the IRS office where the recipient files his or her returns, and a copy with the Company. A copy of the filing must also be included in the recipient's tax return for the year of the purchase. The 83(b) election statement must contain the following information: the name, address and taxpayer identification number of the taxpayer, a description of the shares received, the date of the Award and the taxable year for which the election is made, the nature of the restrictions on the shares, the fair market value of the shares as of the Award date, the purchase price paid for the shares, if any, and a statement indicating that copies of the election have been furnished to other persons as required. The statement must be signed and must indicate that it is made under
Section 83(b) of the Code. A copy of the 83(b) election is also required to be filed along with the Award recipients federal income tax return for the year in which the Award was granted.

  In the event an Award recipient makes an election under Section 83(b) of the Code, the Company may make a loan to such recipient on commercially reasonable terms for the amount of the tax liability triggered by that election.

Accounting Consequences

  Grants of Awards under the Plan are anticipated as resulting in a compensation expense which would be taken into account based on the fair market value of the Award as of the date of grant and taken into account ratably over the period during which the Award becomes vested.

The Employee Retirement Income Security Act of 1974

  The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

  The Board recommends a vote FOR Proposal 3.

                            EXECUTIVE COMPENSATION

Summary Of Executive Compensation

  The following table sets forth certain information with respect to compensation paid or accrued by the Company for Fiscal 2000 to: (i) each person who served as Chief Executive Officer of the Company during Fiscal 2000; and (ii) each other executive officer of the Company who was an executive officer on the last day of Fiscal 2000 and whose salary, bonus and commission for Fiscal 2000 exceeded $100,000 for all services rendered in all capacities to the Company (collectively, the "Named Executive Officers"):

                          Summary Compensation Table

                                                                                       Long-Term
                                                                                      Compensation
                                                                                 -----------------------
                                                                                         Awards
                                                                                 -----------------------
                                             Annual Compensation
                                    -------------------------------------------- Restricted   Securities
                             Fiscal                             Other Annual        Stock     Underlying     All Other
Name and Principal Position   Year  Salary($)   Bonus($)     Compensation ($)(1) Award(s)($)  Options(#) Compensation($)(2)
---------------------------  ------ ---------   --------     ------------------- -----------  ---------- ------------------
John A. Fellows.........      2000   314,231    332,500                --              --          --          5,509
 Chief Executive Officer      1999   276,250    189,231(3)             --              --          --          3,878
                              1998    14,808(4)   5,769            170,000(5)      200,000(6)  100,000           294

Noah S. Asher...........      2000   192,112     87,875                --              --          --          4,625
 Executive Vice               1999   104,100(7) 104,000(8)             --              --       60,000         2,361
 President and Chief
 Financial Officer

Robert Berwanger........      2000   254,027    118,750                --              --          --          5,670
 Executive Vice               1999   234,969     95,000                --              --          --          4,765
 President and Chief          1998   167,870      8,000                --              --       80,000         2,983
 Operating Officer

Paul J. Burkitt.........      2000   208,461     95,000                --              --          --          4,931
 Senior Vice President-       1999   122,308(9) 105,494(10)            --              --       60,000         2,361
 Sales and Marketing

Paul W. Little..........      2000   162,750     50,825                --              --          --          4,386
 Senior Vice President        1999    45,231(11)100,000(12)        106,945(5)          --       40,000         1,476
 of Human Resources

Michael J. Scharff......
 Executive Vice               2000   166,769     76,000                --              --          --          9,904
 President, Secretary         1999   153,616     64,000                --              --          --          9,104
 and Treasurer                1998   144,269     12,000                --              --       60,000         8,582

--------
(1) During the 1998, 1999 and 2000 fiscal years, certain individuals in this table received personal benefits not reflected for such years, the dollar value of which did not for any of such individuals exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such individuals for such year.

(2) Represents (a) the amount in premiums paid by the Company with respect to a life insurance plan for the benefit of the referenced officer, (b) the amount contributed by the Company to the 401(k) account of the referenced officer, and (c) the amount in premiums paid by the Company with respect to a medical insurance policy and dental insurance policy for the benefit of the referenced officer in excess of the amount generally paid on behalf of all salaried employees.

(3) Includes $69,231 paid to Mr. Fellows in connection with his joining the Company as Chief Executive Officer in September 1998.

(4) Mr. Fellows joined the Company in September 1998.

(5) Consists of a reimbursement for relocation expenses and related Federal income tax obligations.

(6) Pursuant to the terms of Mr. Fellows's employment agreement, he was granted a total of 100,000 shares of the Company's restricted common stock. The value of such shares was $1,606,250 on September 30, 2000, the last day of the Company's last completed fiscal year. The shares vest at a rate of 20,000 shares per year on each of September 8, 1999, September 8, 2000, September 8, 2001, September 8, 2002 and September 8, 2003.

(7) Mr. Asher joined the Company in February 1999. Mr. Asher resigned from the Company effective January 19, 2001.

(8) Includes a $20,000 signing bonus paid to Mr. Asher upon his joining the Company as Executive Vice President and Chief Financial Officer in February 1999.

(9) Mr. Burkitt joined the Company in February 1999.

(10) Includes a $32,494 signing bonus paid to Mr. Burkitt upon his joining the Company as Senior Vice President--Sales and Marketing in February 1999.

(11) Mr. Little joined the Company in May 1999.

(12) Includes a $30,000 signing bonus paid to Mr. Little upon his joining the Company as Senior Vice President of Human Resources in May 1999.

  No stock options or stock appreciation rights were granted in Fiscal 2000 to any of the Named Executive Officers.

                         FISCAL YEAR-END OPTION VALUES

  None of the Named Executive Officers exercised any stock options in Fiscal 2000. The following table provides the number and value of stock options held by the Named Executive Officers as of September 30, 2000.

                        Number of Securities
                       Underlying Unexercised    Value of Unexercised In-The-
                            Options as of             Money Options as of
                         September 30, 2000          September 30, 2000(1)
                      ------------------------- -------------------------------
                      Exercisable Unexercisable Exercisable($) Unexercisable($)
                      ----------- ------------- -------------- ----------------
John A. Fellows......   50,000       50,000        803,125         803,125
Noah S. Asher........   15,000       45,000        240,938         722,813
Robert M. Berwanger..   40,000       40,000        642,500         642,500
Paul J. Burkitt......   15,000       45,000        240,938         722,813
Paul W. Little.......   10,000       30,000        160,625         481,875
Michael J. Scharff...   30,000       30,000        481,875         481,875

--------
(1) The closing price of the Company's Common Stock on the Nasdaq National Market on September 29, 2000 was $16.0625 per share.

Employment Agreements

  The Company entered into an employment agreement with John A. Fellows in September 1998 providing for Mr. Fellows' employment as Chief Executive Officer of the Company. Under the terms of the employment agreement, Mr. Fellows is to be paid a base salary of $275,000 per annum for the first year of his employment, $300,000 per annum for the second year of his employment and $325,000 per annum for the third year of his employment with the Company. Annual increases thereafter will be determined by the Board. The employment agreement entitles Mr. Fellows to a $75,000 signing bonus, payable in 12 consecutive monthly installments provided Mr. Fellows remains employed with the Company at the time each installment is to be paid, an annual bonus in the range of $75,000 to $100,000 at the discretion of the Board and a relocation expense reimbursement totaling $170,000. Pursuant to the terms of the employment agreement, Mr. Fellows was granted 100,000 shares of restricted Common Stock. The restricted Common Stock vests at a rate of 20,000 shares on each of September 8, 1999, September 8, 2000, September 8, 2001, September 8, 2002 and September 8, 2003, provided he remains employed with the Company on such dates. The employment agreement also provided for a grant to Mr. Fellows of an option to acquire 100,000 shares of Common Stock which vests in four annual installments of

25,000 each, commencing on September 8, 1999, provided Mr. Fellows remains employed with the Company. In addition, in the event Mr. Fellows' employment is terminated without cause (as defined in the employment agreement), the Company is obligated to continue to pay Mr. Fellows' base salary (at the then-applicable rate) for a period of 18 months following such termination, so long as Mr. Fellows executes and does not revoke a separation agreement and general release agreement acceptable to the Company. The employment agreement also contains provisions regarding the protection of confidential information from the date of the agreement and for a period of five years following the cessation of Mr. Fellows' employment within the Company. The employment agreement also contains a provision regarding the assignment of inventions to the Company and a covenant not to compete from the date of the agreement until the second anniversary of the termination of Mr. Fellows' employment with the Company. In October 2000, the Compensation Committee and the Board (without Mr. Fellows participating) approved amending the terms of Mr. Fellows' employment agreement effective October 2000 to provide for (i) an extension of the term of the agreement until September 8, 2003, (ii) an increase in Mr. Fellows' base salary to $650,000 per year, (iii) a minimum annual bonus of 20% of base salary, (iv) a target annual bonus of at least 70% of base salary, and
(v) an expense allowance of $1,500 per month, all subject to the specific terms of an employment agreement to be negotiated and executed by the Company and Mr. Fellows. The Compensation Committee and the Board also agreed that Mr. Fellows will be granted, at a later date to be determined by the Board, 100,000 shares of restricted Common Stock, which will vest in three equal annual installments. Mr. Fellows will also be provided with financial planner assistance.

  The Company entered into an employment agreement with Noah S. Asher in February 1999 providing for Mr. Asher's employment as Chief Financial Officer and Executive Vice President of the Company. Mr. Asher resigned from the Company effective January 19, 2001. Under the terms of the employment agreement, Mr. Asher was to be paid a base salary of $170,000 per annum until October 1999, $185,000 per annum until October 2000, and $200,000 per annum beginning in October 2000. Annual increases thereafter were to be determined by the Board. In October 2000, the Compensation Committee and the Board approved an increase in Mr. Asher's base salary to $202,000 per annum effective October 2000. The employment agreement entitled Mr. Asher to a $20,000 signing bonus, an annual bonus in the range of $60,000 to $90,000, as determined by the Company's management and a relocation expense reimbursement which totaled $1,084. Pursuant to the terms of the employment agreement, Mr. Asher was granted an option to acquire 60,000 shares of Common Stock which vests in four equal annual installments, commencing on February 24, 2000, provided Mr. Asher remains employed with the Company. In addition, the Agreement provides that in the event Mr. Asher's employment is terminated without cause (as defined in the employment agreement), the Company is obligated to continue to pay Mr. Asher's base salary (at the then-applicable rate) for a period of six months following such termination, so long as Mr. Asher executes and does not revoke a separation agreement and general release agreement acceptable to the Company. The employment agreement also contains provisions regarding the protection of confidential information from the date of the agreement and for a period of five years following the cessation of Mr. Asher's employment with the Company. The employment agreement also contains a provision regarding the assignment of inventions to the Company and a covenant not to compete from the date of the agreement until the six month anniversary of the termination of Mr. Asher's employment with the Company.

  The Company entered into an employment agreement with Paul J. Burkitt in February 1999 providing for Mr. Burkitt's employment as Senior Vice President--Sales and Marketing of the Company. Under the terms of the employment agreement, Mr. Burkitt is to be paid a base salary of $200,000 per annum until September 2000. In October 2000, the Compensation Committee and the Board approved an increase in Mr. Burkitt's base salary to $212,000 per annum effective October 2000. Annual increases thereafter will be determined by the Company's management. The employment agreement entitles Mr. Burkitt to a $20,000 signing bonus, net of taxes and an annual bonus compensation target of $100,000, based upon performance goals set by management. Pursuant to the terms of the employment agreement, Mr. Burkitt was granted an option to acquire 60,000 shares of Common Stock which vests in four equal annual installments, commencing on February 24, 2000, provided Mr. Burkitt remains employed with the Company.

  In March 1998, the Company entered into an employment agreement with Robert
M. Berwanger in connection with the selection of Mr. Berwanger as the Company's Chief Operating Officer, which was subsequently amended in August 1998. The initial term of the agreement is to expire on April 1, 2002; however, either the Company or Mr. Berwanger can terminate this employment for any or no reason upon 30 days' prior notice to the other. Under the terms of the employment agreement, Mr. Berwanger is to be paid an annual salary of $225,000, which will be adjusted annually to reflect an increase at least the greater of 5% of his base compensation or the minimum of the percentage increase of the Wage Increase for the metropolitan statistical area of Philadelphia. In October 2000, the Compensation Committee and the Board approved an increase in Mr. Berwanger's base salary to $285,000 per annum effective October 2000. The employment agreement also entitles Mr. Berwanger to receive an annual bonus in an amount to be determined in the discretion of the Board. If the Company terminates Mr. Berwanger's employment without cause (as defined in his employment agreement), the Company is obligated to pay Mr. Berwanger 100% of his base compensation and fringe benefits for the 17 months following termination. In addition, if Mr. Berwanger's employment is terminated within three months before or six months after a change of control (as defined in his employment agreement), the Company is obligated to pay Mr. Berwanger a lump sum equal to 100% of the base salary otherwise payable during the 17 months following termination and to continue to pay 100% of fringe benefits for a period of 17 months following termination. If the Company terminates Mr. Berwanger's employment for cause or upon his death or disability, or if Mr. Berwanger voluntarily terminates his employment with the Company, the Company will have no further obligation to pay Mr. Berwanger any amounts in compensation other than amounts that accrued prior to such termination. Mr. Berwanger's employment agreement also contains provisions regarding the protection of confidential information and assignment of inventions to the Company, a covenant not to compete from the effective date of the agreement until the expiration of six months following his termination for any reason and a covenant not to solicit any of the Company's employees, customers or suppliers to terminate their relationships with the Company from the effective date until the expiration of 24 months after his termination for any reason.

  In August 1998, the Company entered into an employment agreement with Michael J. Scharff providing for Mr. Scharff's employment as Executive Vice President. The initial term of the agreement is to expire on August 31, 2002; however, either the Company or Mr. Scharff can terminate this employment agreement for any or no reason upon 30 days' prior notice to the other. Under the terms of the employment agreement, Mr. Scharff is to be paid an annual salary of $150,000, which will be adjusted annually to reflect an increase at least the greater of 5% of his base compensation or the minimum of the percentage increase of the Wage Increase for the metropolitan statistical area of Philadelphia. In October 2000, the Compensation Committee and the Board approved an increase in Mr. Scharff's base salary to $180,000 per annum effective October 2000. The employment agreement also entitles Mr. Scharff to receive an annual bonus, which amount is to be determined in the discretion of the Board. If the Company terminates Mr. Scharff's employment without cause (as defined in his employment agreement), the Company is obligated to pay Mr. Scharff 100% of his base compensation and fringe benefits for the 17 months following termination. In addition, if there is a change of control (as defined in his employment agreement), the Company is obligated to pay Mr. Scharff a lump sum bonus of $50,000 in addition to any salary, annual bonus severance or other compensation he would otherwise be entitled to under his employment agreement. If the Company terminates Mr. Scharff's employment for cause or upon his death or disability, or if Mr. Scharff voluntarily terminates his employment with the Company, the Company will have no further obligation to pay Mr. Scharff any amounts in compensation other than amounts that accrued prior to such termination. Mr. Scharff's employment agreement also contains provisions regarding the protection of confidential information and assignment of inventions to the Company, a covenant not to compete from the effective date of the agreement until the expiration of six months following his termination for any reason and a covenant not to solicit any of the Company's employees, customers or suppliers to terminate their relationships with the Company from the effective date until the expiration of 24 months after his termination for any reason.

  In April 1999, the Company entered into an employment agreement with Paul W. Little providing for Mr. Little's employment as Senior Vice President of Human Resources of the Company. Under the terms of the employment agreement, Mr. Little is to be paid a base salary of $140,000 per annum with an increase in October 2000 to $160,000 per annum. Annual increases thereafter will be determined by the Company's management. In

October 2000, the Compensation Committee and the Board approved an increase in Mr. Little's base salary to $191,000 per annum effective October 2000. The employment agreement entitles Mr. Little to a $30,000 signing bonus, an annual bonus in the range of up to 50% of his base salary, as determined by the Company's management. In addition, the employment agreement provides for a bonus of $70,000 for Fiscal 1999 and a minimum annual bonus of $30,000 beginning in Fiscal 2000, payable in equal monthly installments conditioned upon Mr. Little's continued employment at the time each installment is due. The remaining portion of Mr. Little's annual bonus, if any, will be paid in accordance with the Company's corporate bonus pay plan. The employment agreement further provides that the Company will pay for the remaining portion of the executive MBA program of Mr. Little's choice. Pursuant to the terms of the employment agreement, Mr. Little was granted an option to acquire 40,000 shares of Common Stock which vests in four equal annual installments, commencing on May 24, 2000, provided Mr. Little remains employed with the Company. In addition, in the event Mr. Little's employment is terminated without cause (as defined in the employment agreement), the Company is obligated to continue to pay Mr. Little's base salary (at the then-applicable rate) for a period of twelve months following such termination and a one time relocation allowance, if necessary, not to exceed $75,000, so long as Mr. Little executes and does not revoke a separation agreement and general release agreement acceptable to the Company. The employment agreement also contains provisions regarding the protection of confidential information from the date of the agreement and for a period of twelve months following the cessation of Mr. Little's employment with the Company. The employment agreement also contains a provision regarding the assignment of inventions to the Company and a covenant not to compete from the date of the agreement until twelve months following of the termination of Mr. Little's employment with the Company.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee presently consists of Messrs. Kurtz, Madigan, Jensen and Lakin. During Fiscal 2000, Mitchell L. Hollin and Gary H. Neems, two former directors of the Company, served on the Compensation Committee. The Administrative Committee presently consists of Messrs. Kurtz and Madigan. They served on the Administrative Committee throughout Fiscal 2000.

  The Company has a joint venture with Advanta Partners LP called 365biz.com LP ("365biz.com"). 365biz.com provides Web design, hosting and membership services to small and medium sized businesses that do not currently have a web presence. Additionally, the joint venture will provide a variety of online options and features including Internet access, e-mail accounts, search engine posting and e-commerce related services. During Fiscal 2000, Advanta Partners LP was a related party because for part of such period, until March 28, 2000, Advanta Partners LP owned approximately 31% of our Common Stock. Based on the terms of the amended limited partnership agreement, in order to obtain a 49% minority ownership interest in the joint venture, the Company is committed to provide the joint venture capital funding of $1,099,000, of which $1,023,000 has been provided as of September 30, 2000. The remaining commitment is expected to be paid in the year ending September 30, 2001. In addition, the Company extended $222,000 of trade credit for services it provided to the joint venture.

  The amended limited partnership agreement provides that the Company will be allocated 33.3% of the joint venture's initial losses and subsequent profits, if any, until such time as it and Advanta Partners LP's equity accounts equal their original funding commitments. At that time, profits and losses will be allocated based upon ownership percentages. During Fiscal 2000, the Company elected to increase its investment in the joint venture above its original commitment and to reduce by an equal amount the trade credits available to the venture. As a result, the Company began recording its share of the joint venture's losses at its new allocation percentage of 49%.

  For part of Fiscal 2000, Mr. Hollin was a director of BrandDirect Marketing Inc., a customer of the Company. Advanta Partners LP currently owns approximately 8% of the outstanding capital stock of BrandDirect Marketing Inc. on a fully diluted basis. BrandDirect Marketing Inc. accounted for 13.8% of the Company's revenues and 25.6% of the Company's accounts receivable for Fiscal 2000. All transactions between the Company and BrandDirect Marketing Inc. were negotiated at arms length and on terms substantially similar to those with other customers of the Company that are similarly situated.

                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

  The Compensation Committee of the Board consists entirely of directors who are not employees of the Company. The Committee is currently comprised of Messrs. Kurtz, Madigan, Jensen and Lakin. The Committee is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. The Company's compensation policies are and will continue to be structured to enable the Company to attract, retain and motivate highly qualified executive officers to contribute to the Company's goals and objectives and its overall financial success. In determining executive compensation, the Compensation Committee will review and evaluate information supplied by management and will base decisions both on the Company's performance and on the individual's contribution and performance. The compensation of executive officers includes salary and incentive compensation.

Salary

  Mr. Fellows' compensation for serving as Chief Executive Officer of the Company, including salary, bonus and benefits, are and will generally be governed by the terms of his employment agreement with the Company. See "Executive Compensation--Employment Agreements" set forth above in this Proxy Statement. However, for Fiscal 2000, Mr. Fellows' bonus exceeded the bonus range set forth in his employment contract. The Compensation Committee and the Board of Directors awarded such bonus based upon the results achieved by the Company in Fiscal 2000.

  In addition to Mr. Fellows, salaries and bonuses paid to Mr. Asher, Mr. Berwanger, Mr. Scharff, Mr. Burkitt and Mr. Little are and will be governed by the terms of their employment agreements with the Company. See "Executive Compensation--Employment Agreements" set forth above in this Proxy Statement. Salaries will continue to be set at levels intended to reward achievement of individual and company goals and to motivate and retain highly qualified executives whom the Compensation Committee believes are important to the continued success of the Company. While the decisions are not based on strict formulas, the Compensation Committee considers various measures of the financial condition of the Company in absolute terms and in relation to the Company's performance goals.

Incentive Compensation

  The Compensation Committee believes that incorporating annual incentive compensation into the total compensation of executive officers encourages the executives to have the common goal of achieving the Company's economic and strategic objectives. As with salary considerations, the decisions regarding incentive compensation, which may take the form of cash bonuses, grants of stock options or grants of restricted stock, are based on corporate performance. While the decisions are not based on strict formulas, the Compensation Committee considers whether the Company has met certain financial and operating performance targets. The performance targets include billable hour levels, earnings per share and net profits. Bonuses are calculated as a certain percentage of each executive's base salary and generally range from 0% to 60% of an executive's base salary. However, during Fiscal 2000, the Chief Executive Officer's cash bonus exceeded this range as discussed above under "Report of the Compensation Committee of the Board of Directors--Salary." The annual bonus paid to each of Mr. Fellows, Mr. Asher, Mr. Berwanger, Mr. Scharff, Mr. Burkitt and Mr. Little for Fiscal 2000 ranged between 31% and 106% of the relevant officer's base salary.

Summary

  As described above, the Compensation Committee believes that its policies and actions have, and will continue to, motivate and reward the executive officers who contribute to the Company's financial performance and increase the Company's value to shareholders.

                            COMPENSATION COMMITTEE:

          Herbert Kurtz                                       David P. Madigan
          Gregory Lakin                                       Jeffrey Jensen

January 26, 2001

                    REPORT OF THE ADMINISTRATIVE COMMITTEE
                           OF THE BOARD OF DIRECTORS

Incentive Compensation

  Decisions regarding incentive compensation, which may take the form of grants of stock options, are based on both corporate and individual performance. The Administrative Committee is responsible for granting options to executive officers and other employees of the Company under the 1996 Stock Incentive Plan and Awards under the RMH Teleservices, Inc. 2001 Stock Award Plan. Incentive compensation paid to the Named Executive Officers during Fiscal 2000 was in the form of cash bonuses only.

                           ADMINISTRATIVE COMMITTEE:

          Herbert Kurtz  David P. Madigan

January 26, 2001
                         REPORT OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

  The Audit Committee of the Board is composed of three independent directors, in accordance with Section 4200(a)(14) of the National Association of Securities Dealers' listing standards, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix B.

  The Audit Committee has reviewed and discussed the audited financial statements for Fiscal 2000 with management and the independent public accountants. Specifically, the Audit Committee has discussed with the independent public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380).

  The Audit Committee has received the written disclosures and the letter from the Company's independent public accountants, Arthur Andersen LLP, required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and has discussed with the independent public accountants their independence.

  Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for Fiscal 2000.

                               AUDIT COMMITTEE:

      Herbert Kurtz                David Madigan                             Jeffrey Jensen

January 26, 2001

Stock Performance Graph

  The following performance graph compares the cumulative shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Index and an index of peer group companies consisting of teleservices companies for the period from September 19, 1996 to September 30, 2000. This peer group is one with which the management believes the Company to be most aligned. The graph assumes that $100 was invested in the Company's Common Stock and each index on September 19, 1996 and that any dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
              FROM SEPTEMBER 19, 1996 TO SEPTEMBER 30, 2000 AMONG
              RMH TELESERVICES, INC., STANDARD & POOR'S 500 INDEX
                             AND A PEER INDEX (1)




                                 9/19/96 9/30/96 9/30/97 9/30/98 9/30/99 9/30/00
                                 ------- ------- ------- ------- ------- -------
RMH Teleservices, Inc...........  $100    $118    $ 73    $ 20    $ 31    $129
Peer Index......................  $100    $ 93    $ 32    $ 19    $ 22    $ 33
S&P 500.........................  $100    $101    $141    $154    $197    $223

--------
(1) The Peer Index includes the common stock of the following companies: APAC TeleServices, Inc.; ICT Group, Inc.; SITEL Corporation; Telespectrum Worldwide Inc.; Teletech Holdings Inc.; and West Teleservices Corp. In prior years, the Peer Index also included the common stock of Precision Response Corp. Precision Response Corp. has been deleted from the Peer Index because in April 2000 Precision Response Corp. merged with a wholly owned subsidiary of USA Networks, Inc. Precision Response Corp. is now a wholly owned subsidiary of USA Networks, Inc. and as a result, its securities were no longer publicly traded on September 30, 2000. Accordingly, the stock performance graph presented above does not include the performance of Precision Response Corp. for the periods reflected.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act and the regulations thereunder require the Company's directors and executive officers, and persons who own more than ten percent of its outstanding Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Executive officers, directors and ten percent shareholders are required by SEC regulations to furnish the Company with a copy of all Section 16(a) forms ("Forms 3, 4, and 5") that they file. To the Company's knowledge, based solely on a review of copies of the Forms 3, 4 and 5 furnished to the Company and written representations as to all transactions in the Company's securities effected during the period from October 1, 1999 through September 30, 2000, all applicable Section 16(a) filing requirements were complied with, except for (i) a Form 3 for R-T Investors, LLC, a shareholder of the Company during Fiscal 2000, which was filed late, (ii) a Form 4 for R-T Investors, LLC upon a change in beneficial ownership, which was filed late, (iii) a Form 3 for Jeffrey Jensen, a director of the Company, which was filed late, and (iv) a Form 4 for Jeffrey Jensen upon a change in his beneficial ownership, which was filed late.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On December 14, 1999, the Company loaned $84,800 to John Fellows, Chief Executive Officer of the Company (the "Loan"). Interest on the Loan accrues at an annual rate of 7% and is due and payable annually, on January 1 of each year, commencing on January 1, 2001. The principal balance of the Loan and all accrued and unpaid interest thereon is due and payable in full on the earlier to occur of (i) December 14, 2004 or (ii) the date on which Mr. Fellows' employment with the Company is terminated. Mr. Fellows' obligations with respect to the Loan was secured by 100,000 shares of restricted Common Stock owned by Mr. Fellows, including all substitutions and replacements therefor. The Company subsequently released its lien on 40,000 shares of restricted Common Stock securing the Loan. The Loan is currently secured by the remaining 60,000 shares of restricted Common Stock.

  During the fiscal year ended September 30, 1999, the Company entered into a joint venture with Advanta Partners LP to form a new entity called 365biz.com LP. See "Compensation Committee Interlocks and Insider Participation." For part of Fiscal 2000, Mitchell L. Hollin, a former director of the Company who resigned in April 2000, was a director of BrandDirect Marketing Inc. Advanta Partners LP currently owns approximately 8% of the outstanding capital stock of BrandDirect Marketing Inc. on a fully diluted basis. See "Compensation Committee Interlocks and Insider Participation."

  On March 30, 2000, R-T Investors, LLC became the owner of approximately 49% of the Company's Common Stock pursuant to two separate agreements with Raymond Hansell and Mary Sue Lucci Hansell and with Advanta Partners LP. An Option Agreement between R-T Investors, LLC and Advanta Partners LP executed in February 2000 and amended in March 2000 provided R-T Investors, LLC with the option to purchase all 2,658,456 shares then held by Advanta Partners LP. Pursuant to the Option Agreement, R-T Investors paid Advanta Partners LP a $1 million option fee. On March 8, 2000, R-T Investors, LLC exercised its option to purchase 398,000 shares held by Advanta Partners LP. On March 28, 2000, R-T Investors, LLC exercised its option to purchase the remaining 2,260,456 shares held by Advanta Partners LP. The agreement between R-T Investors, LLC and Mr. and Mrs. Hansell was signed by the parties on March 1, 2000 and provided for the purchase of 1,416,000 shares held by the Hansells, and R-T Investors, LLC purchased 1,414,500 shares on March 30, 2000 and assigned the right to purchase the remaining 1,500 shares to two individuals. R-T Investors, LLC paid for the shares of the Common Stock it acquired from its working capital. On June 2, 2000, the members of R-T Investors, LLC unanimously agreed to distribute all of the assets of R-T Investors, LLC to its members in accordance with each member's respective membership interest in R-T Investors, LLC in complete liquidation of the entity and to dissolve the entity. Accordingly, on June 2, 2000, the 4,072,956 shares of Common Stock held by R-T Investors, LLC were distributed to the members of R-T Investors, LLC. Articles of Dissolution for R-T Investors, LLC were filed on December 6, 2000. Jeffrey Jensen, a director of the Company, was a member of R-T Investors, LLC until its dissolution in December 2000.

  In connection with the purchase of the shares from Advanta Partners LP and Mr. and Mrs. Hansell, R-T Investors, LLC entered into a Shareholder Agreement with the Company dated March 28, 2000. In the Shareholder Agreement, the Company agreed to cause two persons designated by R-T Investors, LLC and reasonably acceptable to the Board to be elected to the Board and R-T Investors, LLC agreed that it (including its affiliates) will not, directly or through affiliates, consummate any tender offer, exchange offer, merger or other business combination, recapitalization or similar transaction involving the Company or any of our subsidiaries unless approved by (i) a majority of members of a special committee consisting of all of the independent directors and (ii) a majority of the shares not owned by R-T Investors, LLC or its affiliates or, in the case of a tender offer or exchange offer, the offer has a minimum condition that a majority of the shares not owned by R-T Investors, LLC or its affiliates shall have been validly tendered and not withdrawn and the offer provides that it will be extended for 10 business days after R-T Investors, LLC has publicly announced that such minimum condition has been satisfied. Pursuant to the Shareholder Agreement, R-T Investors, LLC designated Jeffrey Jensen and Gregory Lakin to be elected to the Board. The terms of the Shareholder Agreement are binding upon the members of R-T Investors, LLC as successors to R-T Investors, LLC. Each member of R-T Investors, LLC currently holds in excess of five percent of the Company's Common Stock as reflected on the Security Ownership Table elsewhere in this proxy statement.

  In March 2000, Special Investors Risks, Inc., an entity wholly owned by Ronald L. Jensen, a shareholder of the Company ("SIR"), made loans to three executive officers of the Company. SIR loaned $746,691.55 to John Fellows, Chief Executive Officer of the Company, $73,700 to Noah Asher, Chief Financial Officer of the Company and $110,550 to Robert Berwanger, Chief Operating Officer of the Company. Interest on each loan accrues at an annual rate of 9% and is due and payable annually commencing on March 30, 2001. The principal balance of the loans to John Fellows and Robert Berwanger and all accrued and unpaid interest thereon is due and payable in full on the earlier of (i) March 30, 2003 or (ii) the date on which such officer's employment with the Company is terminated. The principal balance of the loan made to Mr. Asher and all accrued and unpaid interest thereon is due and payable in full on September 30, 2001. Each officer's obligation under his respective loan is secured by a first priority security interest in shares of the Company's common stock held by such officer and all substitutions and replacements therefor and all proceeds thereof. Mr. Fellows pledged a total of 101,315 shares as collateral for the loan made to him, Mr. Asher pledged 10,000 shares as collateral for the loan made to him and Mr. Berwanger pledged 15,000 shares as collateral for the loan made to him. If the officer sells or otherwise disposes of any of the shares pledged by him, he is required to make principal payments on the loan in an amount equal to the product obtained by multiplying the share percentage (as determined below) by the outstanding principal balance of the loan at the time of such sale or disposition. If the officer defaults on the loan, SIR may exercise voting and other consensual rights and receive dividends and any other payments with respect to the shares pledged by such officer. In addition, in the event of default, SIR may sell the pledged shares or any part thereof in one or more blocks at public or private sale in addition to any other rights available to it under the Uniform Commercial Code. The "share percentage" means, at the time of any sale or other disposition of all or any part of the pledged shares, the percentage obtained by dividing (i) the number of pledged shares sold or otherwise disposed of by (ii) the total number of pledged shares existing immediately prior to such sale or disposition. Jeffrey Jensen, a director of the Company, is Vice President and Secretary of SIR.

                              GENERAL INFORMATION

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULE THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO MICHAEL J. SCHARFF, EXECUTIVE VICE PRESIDENT, AT THE COMPANY'S EXECUTIVE OFFICES LOCATED AT 40 MORRIS AVENUE, BRYN MAWR, PENNSYLVANIA 19010.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

  Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's 2002 Annual Meeting of Shareholders must be received by the Company no later than September 30,

2001 and be otherwise in compliance with applicable laws and regulations in order for such proposals to be considered for inclusion in the Company's Proxy Statement.

  A shareholder of the Company may wish to have a proposal presented at the 2002 Annual Meeting of Shareholders, but not to have such proposal included in the Company's Proxy Statement and Form of Proxy relating to that meeting. If notice of any such proposal is not received by the Company at its executive offices located at 40 Morris Avenue, Bryn Mawr, Pennsylvania 19010, then such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the Company will have the right to exercise discretionary voting authority with respect to such proposal.

                                          By Order of the Board of Directors

                                          Michael J. Scharff
                                          Secretary

January 29, 2001

                                                                     Appendix A

                            RMH Teleservices, Inc.

                             2001 STOCK AWARD PLAN

                          Effective January 16, 2001

  1. Purpose. RMH Teleservices, Inc., a Pennsylvania corporation (the "Company"), hereby adopts the RMH Teleservices, Inc. 2001 Stock Award Plan (the "Plan") for the purpose of providing for certain restricted stock awards ("Awards") of Company Common Stock, no par value ("Common Stock"), to those executives that the Committee (as hereinafter defined) has determined should be both rewarded for their record of valuable service to the Company and to provide such executives with additional incentive to continue in the employ of the Company, and to further the interests of the Company and its shareholders by aligning the interests of the recipients of such Awards with those of the Company and its shareholders.

  2. Definitions. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

a."Act" means the Securities Act of 1933, as amended.

b."Affiliate" means any entity designated by the Committee, at its sole discretion, as an affiliate of the Company.

c."Award" shall mean an issuance of Common Stock made by the Company to a Grantee pursuant to the terms of the Plan.

d."Award Agreement" shall mean the agreement between the Company and a Grantee with respect to an Award made pursuant to the Plan.

e."Board" means the Board of Directors of the Company.

f."Change of Control" shall have the meaning set forth in the RMH
Teleservices, Inc. 1996 Stock Incentive Plan.

g."Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

h."Committee" shall mean the Administrative Committee of the Board.

i."Common Stock" shall have the meaning set forth in Section 1 of the Plan.

j."Company" means RMH Teleservices, Inc., a Pennsylvania corporation.

k."Exchange Act" means the Securities Exchange Act of 1934, as amended.

l."Grantee" shall mean a person to whom an Award has been granted pursuant to the Plan.

m."Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act.

n."Section 16 Officer" means any person who is an "officer" within the meaning of Rule 16a-1(f) promulgated under the Exchange Act or any successor rule.

o."Shares" means the shares of Common Stock which are the subject of any Award granted under the Plan.

  3. Administration of the Plan. The Committee shall administer the Plan and shall have the responsibilities with respect to the Plan as specifically set forth in the Plan and such other authority as is necessary or appropriate for the proper implementation and operation of the Plan from time to time.

a.Meetings. The Committee shall hold meetings at such times and places as it may determine, shall keep minutes of its meetings, and shall adopt, amend and revoke such rules or procedures as it may deem proper.

The Committee may take action by a vote of a majority of the Committee and may take any action by means of a written instrument signed by all of its members, which action shall have the same effect as though it had been taken at a meeting duly called and held.

b.Exculpation. No member of the Board or of the Committee shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan; except that this exculpation shall not apply to any breach of such member's duty of loyalty to the Company, its affiliates or the Company's shareholders, or to any acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, acts or omissions that would result in liability under applicable law, or any transaction from which the member derived an improper personal benefit.

c.Indemnification. Service on the Committee shall constitute service as a member of the Board. Each member of the Committee shall be entitled, without further act on his or her part, to indemnity from the Company and limitation of liability to the fullest extent provided by applicable law and by the Company's Articles of Incorporation and/or By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of any Award thereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.

d.Interpretation. The Committee shall have the power and authority to interpret the Plan and to adopt rules and regulations for its administration that are not inconsistent with the express terms of the Plan. Any such actions by the Committee shall be final, binding and conclusive on all parties in interest.

  4. Shares Subject to Plan. The aggregate maximum number of Shares for which Awards may be granted pursuant to the Plan is four hundred forty thousand (420,000). The Shares shall be issued from authorized and unissued Common Stock or from Common Stock held in or hereafter acquired for the treasury of the Company. Any Shares that are forfeited back to the Company under the terms of an Award will again be available for Awards under the Plan.

  5. Term of the Plan. The Plan is effective as of January 16, 2001, subject to the approval of this Plan within one year following such date by the shareholders in the manner required by state law for any action requiring approval of shareholders. If the Plan is not so approved by the shareholders, all Awards granted hereunder shall be deemed null and void and no Grantee shall have any further right to any Shares or under any other provision of the Plan.

  6. Change of Control. In the event of a Change of Control, any Awards outstanding shall immediately become fully vested and no restrictions or conditions shall thereafter be applicable other than such restrictions as may be required pursuant to any applicable law or regulation governing the holding and/or disposition of such Shares.

  7. Adjustments on Changes in Capitalization.

a.In the event that the Common Stock is changed by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of shares and the like (not including the issuance of Common Stock on the conversion of other securities of the Company which are outstanding on the date of grant and which are convertible into Common Stock) at any time prior to the date on all of the shares available for Awards under the Plan have been used for grants under the Plan, an equitable adjustment shall be made by the Committee in the aggregate number of Shares available for Awards under the Plan and in the class or type of equity that may be the subject of Awards.

b.The Committee shall have authority to determine the adjustments to be made under this Section, and any such determination by the Committee shall be final, binding and conclusive.

  8. Terms and Conditions of Awards. Awards granted pursuant to the Plan shall be evidenced by written Award Agreements in such form as the Committee shall approve, which Award Agreements shall comply with and be subject to the following terms and conditions and such other terms and conditions which the Committee may from time to time require which are not inconsistent with the terms of the Plan. Awards may be granted to any employee of the Company or of an Affiliate. The identity of Grantees and the number of Shares subject to any Award made to a Grantee shall be determined entirely at the discretion of the Committee.

a.Number of Shares. Each Award Agreement shall state the number of shares of Common Stock to which it pertains.

b.No Purchase Price. Each Award under the Plan shall be without any purchase price.

c.Grant. The grant of each Award shall take place on the date specified in the Award Agreement. Stock certificates evidencing Shares granted pursuant to an Award shall be issued in the sole name of the Grantee. The Committee may require, as precondition to the grant of an Award, an acknowledgment or consent by the Grantee to such terms and conditions as the Committee deems appropriate, in connection with such Award.

d.Conditions. The Committee may specify in an Award Agreement any conditions ("Conditions of Forfeiture") under which the Grantee of such Award shall be considered to have forfeited all or any portion of the Shares subject to such Award. In the event certificates for Shares are issued to a Grantee, the Committee shall cause an appropriate legend to be placed on any such certificate indicating the right of the Company to reacquire such Shares upon the occurrence of any of the Conditions of Forfeiture. Upon the occurrence of any Condition of Forfeiture, the Grantee shall be required forthwith to surrender and deliver to the Company the certificates evidencing such Shares as well as completely executed instruments of conveyance. The Committee, at its discretion, may provide that certificates for Shares transferred pursuant to an Award be held in escrow by the Company or an officer of the Company until such time as there are no longer any Conditions of Forfeiture. In addition, the Committee may require, as a condition to the grant of any Award, that the Grantee execute appropriate instruments that the Company may use to document the conveyance of such Shares back to it from the Grantee on the occurrence of any Condition of Forfeiture.

e.Lapse of Conditions of Forfeiture. Upon termination or lapse of each and every Condition of Forfeiture, the Company shall cause certificates without any legend referring to the Company's rights to reacquire Shares on the occurrence of a Condition of Forfeiture (but with any other legends that the Committee deems to be appropriate) evidencing the Shares covered by the Award to be issued to the Grantee upon the Grantee's surrender of the legended certificates, if any, held by him or her to the Company.

f.Rights as Shareholder. Upon the grant of Shares pursuant to an Award, the Grantee shall have all of the rights of a shareholder with respect to the Shares covered thereby, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto, except to the extent otherwise specifically provided by the Committee in the applicable Award Agreement.

g.Death of Participant. In the event certificates evidencing any Shares would be issuable to a Participant but for the fact that such Participant has died prior to the issuance of such certificate, certificates for those Shares which are not subject to any Conditions of Forfeiture as of such date shall be issued to the person or persons specified as the Participant's beneficiary on such form or in such manner as may be acceptable to the Committee for these purposes, and if no such beneficiary has been designated, to the estate of such Participant.

h.Loans for Section 83(b) Liability. In the event a Grantee makes a valid election under section 83(b) of the Code to recognize income for federal income tax purposes as of the grant date of the Award as though the Award were immediately vested in full, the Company may provide a loan to the Grantee for all or a portion of the Grantee's tax liability arising by reason of such election, such loan to be made on commercially reasonable terms. The Committee, in its sole discretion, will determine the terms of such a loan including, but not limited to, the amount of the loan.

  9. No Commitment to Retain. The grant of an Award pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any affiliate to retain the Grantee as an employee, as a member of the Board, or in any other capacity.

  10. Withholding of Taxes. In connection with any event relating to an Award, the Company shall have the right:

a.to require the Grantee to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Shares; or

b.take whatever other action it deems necessary to protect its interests with respect to tax liabilities.

  All obligations of the Company under the Plan shall be conditioned on the Grantee's compliance, to the Company's satisfaction, with any withholding requirement.

  11. Amendment and Termination of the Plan. The Board may amend the Plan from time to time in such manner as it may deem advisable or terminate the Plan at any time. Nevertheless, the Board may not increase the maximum number of Shares available for the grant of Awards under the Plan or provide to any Grantee materially greater rights than may be granted under the Plan without regard to such amendment unless such amendment is subject to the approval of the Company's shareholders. In addition, no amendment to or termination of the Plan shall, without the consent of the Grantee, result in any material detriment to the rights of such Grantee under any outstanding Award. Notwithstanding the foregoing, the Committee shall have the authority to amend the Plan and any outstanding Award thereunder to the extent necessary or appropriate, as determined at the discretion of the Committee, to cause Awards under the Plan to qualify for an exemption from potential liability under
Section 16(b) of the Exchange Act and the rules and regulations thereunder, including, but not limited to the Rule 16b-3, as promulgated under the Exchange Act by the Securities and Exchange Commission.

                                                                     Appendix B

                            RMH Teleservices, Inc.

                            AUDIT COMMITTEE CHARTER

I. PURPOSE

  The primary function of the Audit Committee of RMH Teleservices, Inc. is to assist the Board of Directors in fulfilling their oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation; and, the Corporation's system of internal controls including auditing, accounting and financial reporting practices. Consistent with this function, the Audit Committee should foster adherence to and should encourage continuous improvement of the Corporation's policies, procedures and practices at all levels.

II. COMPOSITION

  The Audit Committee shall be comprised of three or more directors as determined by the Board. Each of the directors shall be independent and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with finance and accounting practices.

III. MEETINGS

  The Committee shall meet at least four times annually, or more frequently as circumstances dictate. Minutes of each meeting shall be prepared and sent to Committee members and to all members of the Corporation's board of directors. Copies of the minutes are to be provided to the independent accountants. As part of their responsibility to foster open communications, the Committee may request members of management or others to attend the meetings and provide pertinent information, as necessary. In addition, the Committee may meet with management, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately.

IV. RESPONSIBILITIES

  Provide an open avenue of communication between the independent accountants and the board of directors.

  Recommend to the board of directors the independent accountants to be nominated, and review and approve the discharge of the independent accountants, if warranted.

  Review the independence of the independent accountants.

  Review with the independent accountants their process for identifying significant risks or exposures and the proposed audit plan and scope to assure proper audit coverage.

  Consider and review with the independent accountants the adequacy of the Corporation's internal controls including computerized information system controls and security.

  Consider whether the Corporation requires an internal auditor.

  Review with management and the independent accountants on a quarterly or annual basis, as appropriate:

  . The Corporation's financial statements and related footnotes, including their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed.

  . Any significant changes required in the independent accountants' audit plan.

  . Any serious difficulties or disputes with management encountered during the course of the audit.

  . Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

  Review with management the results of their review of the Corporation's monitoring of compliance with the Corporation's code of conduct.

  Review with management and the independent accountants any legal and regulatory matters that may have a material impact on the financial statements. This includes related Corporate compliance policies, programs, and reports received from regulators.

  Report Committee actions to the board of directors with such recommendations, as the Committee may deem appropriate.

  The Committee will perform such other functions as assigned by law, the Corporation's charter or bylaws, or the board of directors.

                             RMH TELESERVICES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned shareholder of RMH Teleservices, Inc. (the "Company") hereby appoints Herbert Kurtz and John A. Fellows and each of them acting individually, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of stock of the Company which the undersigned would be entitled to vote if personally present at the 2001 Annual Meeting of Shareholders of the Company to be held at The Gregg Conference Center at The American College, 270 South Bryn Mawr Avenue, Bryn Mawr, Pennsylvania 19010, on Wednesday, February 28, 2001, at 10:00 a.m., and at any adjournment or postponement thereof, provided that said proxies are authorized and directed to vote as indicated with respect to the matters set forth on the opposite side of this Proxy.

  Unless otherwise specified, all shares will be voted "FOR" the election of all nominees for director of the Board of Directors, "FOR" the approval of Arthur Andersen LLP as the company's independent public accountants for the current fiscal year ending September 30, 2001 and "FOR" the approval of the RMH Teleservices, Inc. 2001 Stock Award Plan (the "Plan"). This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof.

                                      [_] Mark here for address change and
                                     note on reverse.

                     (Please sign and date on reverse side)

[X] Please mark your votes as in this example.
1. Election of Directors:       Gregory Lakin, Herbert Kurtz
                                         INSTRUCTIONS: To withhold
                                         authority to vote for any
  FOR all            AUTHORITY           individual nominee, write
  nominees [_]       WITHHELD            that nominee's name on the
                     (to vote all        line provided below.
                     nominees) [_]       --------------------------------------
2. Ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending September 30, 2001.
  FOR [_]     AGAINST [_]  ABSTAIN [_]

3. The Proposal to approve the RMH       The undersigned hereby revokes all
 Teleservices, Inc. 2001 Stock Award     previous proxies for the meeting and
 Plan.                                   acknowledges receipt of the Notice of
                                         Annual Meeting, Proxy Statement and
                                         Annual Report of RMH Teleservices,
                                         Inc.

  FOR [_]     AGAINST [_]  ABSTAIN [_]
                                         ------------------- ---------
                                                Signature(s)     Date

                                         ------------------- ---------
                                                Signature(s)     Date

                                         NOTE: Please sign this Proxy exactly
                                         as name(s) appears in address. When
                                         signing as attorney-in-fact,
                                         executor, administrator, trustee or
                                         guardian, please add your titles as
                                         such and, if the signer is a
                                         corporation, please sign with full
                                         corporate name by duly authorized
                                         officer or officers and affix the
                                         corporate seal. Where stock is issued
                                         in the name of two or more persons,
                                         all such persons should sign.

  IMPORTANT--PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
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